[Old Mutual Capital Letterhead]




VIA E-MAIL


July 20, 2009

Peter Graham, Chief Operating Officer and Chief Compliance Officer
Clay Finlay LLC
12 East 49th St., 32nd Floor
New York, NY  10017

Dear Mr. Graham:

By signing below, all parties to the Investment Sub-Advisory Agreement between Old Mutual Capital, Inc., Clay Finlay, Inc. (now known as Clay Finlay LLC), and Old Mutual Advisor Funds (now known as Old Mutual Funds I), dated
December 16, 2005 (the "Agreement"), agree to terminate the Agreement as it relates to Old Mutual Clay Finlay China Fund (now known as Old Mutual
China Fund), effective at the close of business, July 17, 2009.

If you have any questions, please call me at 720-200-7726.

Sincerely,

/s/ Karen S. Proc

Karen S. Proc
Vice President and Associate General Counsel


Old Mutual Capital, Inc.

By: /s/ Mark E. Black
Name:  Mark E. Black
Title:  Senior Vice President

Old Mutual Funds I, on behalf of Old Mutual China Fund



By:  /s/ Julian F. Sluyters
Name:  Julian F. Sluyters

Title: President


Clay Finlay LLC


By: /s/ Peter Graham
Name: Peter Graham
Title: Chief Operating Officer and Chief Compliance Officer